KNOXVILLE OFFICE 900 SOUTH GAY STREET, SUITE 1700 KNOXVILLE, TN 37902 (865) 521-6200 MEMPHIS OFFICE THE TOWER AT PEABODY PLACE 100 PEABODY PLACE, SUITE 950 MEMPHIS, TN 38103-2625 (901) 543-5900	BASS, BERRY & SIMS PLC A PROFESSIONAL LIMITED LIABILITY COMPANY ATTORNEYS AT LAW Reply To: AMSOUTH CENTER 315 DEADERICK STREET, SUITE 2700 NASHVILLE, TN 37238-3001 (615) 742-6200 www.bassberry.com	DOWNTOWN OFFICE: AMSOUTH CENTER 315 DEADERICK STREET, SUITE 2700 NASHVILLE, TN 37238-3001 (615) 742-6200 MUSIC ROW OFFICE: 29 MUSIC SQUARE EAST NASHVILLE, TN 37203-4322 (615) 255-6161

September 11, 2001

Board of Directors
First Pulaski National Corporation
206 South First Street
Pulaski, Tennessee 38478

        Re: First Pulaski National Corporation and Belfast Holding Company Federal Income Tax Opinion

Ladies and Gentlemen:

        We have acted as counsel to First Pulaski National Corporation, a Tennessee corporation ("First Pulaski"), in connection with a proposed reorganization (the "Merger") to be effected through a merger of Belfast Holding Company, a Tennessee corporation ("Belfast"), with and into First Pulaski with First Pulaski being the surviving corporation, pursuant to the terms of the Agreement and Plan of Merger between First Pulaski and Belfast dated as of June 12, 2001 (the "Merger Agreement"), and as described in the Registration Statement of First Pulaski on Form S-4 filed August 27, 2001 with the Securities and Exchange Commission (together with the First Amendment to the Form S-4 filed September 11, 2001, the "Registration Statement").  This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. In connection with this opinion, we have examined and are familiar with originals or copies of (i) the Merger Agreement, (ii) the facts set forth in the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below.  This opinion is subject to certain factual assumptions and representations to be certified by authorized representatives of First Pulaski and Belfast which are to be delivered to us prior to or on the closing date. Based upon these assumptions and representations, we will deliver an opinion (the "Tax Opinion") to you on the date of the closing pursuant to Section 7.1(f) of the Merger Agreement that (a) the Merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (b) First Pulaski and Belfast will each be a party to the reorganization within the meaning of Section 368(b) of the Code, (c) First Pulaski and Belfast will not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger, and (d) the shareholders of Belfast will not recognize any gain or loss for U.S. federal income tax purposes upon their exchange of Belfast common stock solely for First Pulaski common stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in First Pulaski common stock).

        Based upon and subject to the foregoing, in our opinion, the discussion of the material federal income tax consequences of the Merger generally applicable to First Pulaski, Belfast and the shareholders of Belfast contained in the Registration Statement under the captions "Summary - Federal Income Tax Consequences," "Questions and Answers about the First Pulaski/Belfast Transaction" and "Federal Income Tax Consequences," subject to the conditions and limitations set forth therein, is accurate and complete.  The opinions expressed herein are expressly premised and conditioned upon the consummation of the Merger pursuant to the terms and conditions of the Merger Agreement.  Our opinions are also based upon the application of existing law for the instant transaction.  You should note that future legislative changes, administrative pronouncements and judicial decisions could materially alter the conclusions reached herein.  There can be no assurance that contrary positions may not be taken by the Internal Revenue Service or by the courts.  Furthermore, this opinion does not apply to particular types of shareholders subject to special tax treatment under federal income tax laws (including, without limitation, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, non-United States persons, tax-exempt organizations, Belfast shareholders who acquired shares of Belfast common stock through the exercise of options, grants of performance shares under Belfast's equity-based compensation plans or otherwise as compensation or through a tax-qualified retirement plan, or shareholders that hold Belfast common stock as part of a straddle or conversion transaction).  This opinion does not address any foreign, state or local tax consequences of the Merger that may be applicable.

        This opinion is furnished to you solely for use in connection with the Registration Statement.  We hereby consent to the use of our name in the Registration Statement and to the filing of this letter as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

        We have rendered the foregoing opinion for the sole benefit and use of the Board of Directors of First Pulaski.  The views herein may not be relied upon or furnished to any other person without our prior written consent.

                                                                                             Very truly yours,

                                                                                             /s/Bass, Berry & Sims PLC

                                                                                             Bass, Berry & Sims PLC